Exhibit 10.1
MODIFICATION TO EMPLOYMENT AGREEMENT
     This Modification to Employment Agreement is made as of the 2nd day of October, 2006, by and between Valley National Gases, Inc. and its subsidiaries (“Company”) and William A. Indelicato (“Employee”).
     WITNESSETH:
     WHEREAS, the Parties are now bound by that certain Employment Agreement made as of the 1st day of February, 2006, (hereinafter referred to as the “Employment Agreement”). A copy of said Employment Agreement is attached hereto as Exhibit “A”;
     WHEREAS, the Parties now wish to modify the Employment Agreement in certain regards; and
     WHEREAS, the Company is desirous of modifying Sections 6(d) and 7 of the Employment Agreement.
     NOW, THEREFORE, In consideration of the premises and of the mutual covenants contained herein, the Parties hereto agree as follows:
     1.) The Parties agree that Section 6(d) of the Employment Agreement will now read as follows:
          “6. Termination.
     (d) Cooperation with Company After Termination. In the event of termination of employment, for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee’s employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise provided, however, that when requesting such cooperation, Company shall accommodate the requirements of Employee’s business or employment and other obligations. The Company agrees to reimburse the Employee for the Employee’s reasonable time charges and travel expenses incurred in complying with the terms of this paragraph upon delivery by the Employee to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of employment for a period of two (2) years.”

     2.) The Parties agree that Section 7 of the Employment Agreement will now read as follows:
          “7. Employee Covenants.
     (a) Unauthorized Disclosure. The Employee agrees and understands that, in the Employee’s position with the Company, the Employee will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s services and products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Employee’s duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Employee prior to his employment by the Company, (ii) was or becomes generally available to the public other than as a result of the disclosure by the Employee in violation of the provisions of this Section 7(a), or (iii) is compelled to be disclosed by a court (or similar tribunal) of competent jurisdiction, the Employee agrees that during the Employment Term and thereafter, the Employee will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company, except as may be required by legal process from a court of competent jurisdiction. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee in his capacity as an employee, officer, director, agent or stockholder of the Company during or prior to the Employment Term.
     (b) Inventions. The Employee agrees that any and all inventions, discoveries, improvements, processes, software, patents, copyrights and trademarks made, developed, discovered or acquired by him during the Employment Term, and until June 30, 2009, solely or jointly with others or otherwise and which relate to the business of the Company and all knowledge possessed by the Employee relating thereto (collectively, the “Inventions”), shall be fully and promptly disclosed to the Board and to such person or persons as the Board shall direct and shall be the sole and absolute property of the Company and the Company shall be the sole and absolute owner thereof. The Employee agrees that he will at all times keep all of the same secret from everyone except the Company and such persons as the Board may from time to time direct. The Employee shall, as requested by the Company at any time and from time to time, whether prior to or after the expiration of the Employment Term, execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment of the Inventions to the Company or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by the Company for the prosecution of patent applications or the acquisition of letters patent.
     (c) Non-Competition.
          (i) By and in consideration of the Company’s entering into this Agreement and the Salary and benefits to be provided by the Company, and further in consideration of the Employee’s extensive knowledge and experience within the industry and exposure to the proprietary information of the Company, the Employee agrees that the Employee will not, during the period (“Non-compete Period”) beginning on the date of this Agreement and ending four (4) years after Employee’s termination of employment, engage in any business which competes with Company (including acting as director, officer, employee, partner, or material stockholder of [more than five percent (5%) of the outstanding stock of a corporation], or consultant or agent to any entity engaged in such business), within any county, city, province, parish or similar geographic region in which the Company or any of its subsidiaries is carrying on its business.
          (ii) In the event (A) the Company terminates the Employee’s employment with the Company pursuant to Section 6(a)(iii), or (B) Employee’s employment with the Company is terminated pursuant to Section 6(a)(i) or 6(a)(v), or (C) Employee’s employment with the Company is terminated by agreement providing for payment for the Non-competition covenant of Employee and Company pursuant to Section 6(a)(vi) and so long as Employee is not in continuing default under or in breach of this Section 7, the Company shall additionally pay Employee as compensation for this Non-compete covenant the sum of Nine Hundred Sixty Thousand Dollars ($960,000.00) payable in Twenty-four (24) consecutive monthly installments of Twenty-five Thousand Dollars ($25,000.00) commencing one (1) month after the Date of Termination to be immediately followed by an additional Twenty-four (24) consecutive monthly installments of Fifteen Thousand Dollars ($15,000.00) with the final payment due Forty-eight (48) months after Date of Termination. In the event Employee’s employment is terminated because of his death pursuant to Section 6(a)(i) or if he dies after termination of employment pursuant to Section 6(a)(i), 6(a)(iii), 6(a)(v), or 6(a)(vi), if applicable, Company shall nevertheless make payment of the balance of unpaid compensation hereunder when otherwise due as provided for hereunder to his widow, and if he has no widow, then to his estate, heirs or assigns or as otherwise directed by his fiduciary representative.
          (iii) In the event the Employee’s employment with the Company is terminated for any reason other than pursuant to Section 6(a)(i),

6(a)(iii), 6(a)(v), or 6(a)(vi), if applicable, Employee shall not be entitled to any additional payment for the Non-competition Covenants under this Section 7(c), and all Employee Covenants under this Section 7(c), shall nevertheless remain in full force and effect, fully binding upon Employee and fully enforceable by the Company in accordance with the terms of this Agreement.
     (d) Non-solicitation. During the period beginning on the date of this Agreement and ending four (4) years after termination of Employee’s employment, the Employee shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was a customer or employee of the Company or otherwise has a material business relationship with the Company.
     (e) Remedies. The Employee agrees that any breach of the terms of this Section 7 will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee, therefore, also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee, and/or any and all persons and/or entities acting for and/or with the Employee without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.
     (f) Survival. The provisions of this Section 7 shall survive any termination of Employee’s employment with the Company or this Agreement. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.
     (g) Company. For the purposes of this Section 7, the term “Company” shall mean, collectively, each of the Company, VLG and their successors, assigns and nominees, and all individuals, corporations and other entities that directly or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.
     (h) Reasonableness of Covenants. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 7, and Employee hereby acknowledges and agrees that, in light of the material consideration furnished the Employee pursuant to and under this Agreement, the same are reasonable in time and territory, are designed to eliminate circumstances which would be unfair to the Company are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to any detriment to Employee.
      (i) Severability of Provisions. If any covenant set forth in this Section 7 is determinated by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographical area, and to otherwise have the broadest application, as shall be enforceable. The invalidity or unenforceability of any particular provision of this Section 7 shall not affect the other provisions hereof, which shall continue in full force and effect.”
     3.) With the exception of the modification of Sections 6(d) and 7 of the Employment Agreement, all other Sections of the Employment Agreement will continue to be in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, as of the day and year first written above.

Valley National Gases, Inc., and its
Subsidiaries (“Company”)
WITNESS:

	By:	/s/ Gary E. West

Gary E. West
Its: Chairman of the Board

WITNESS:

/s/ W.A. Indelicato

William A. Indelicato (“Employee”)

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